UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 30, 2004

CLARKSTON FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation)	333-63685 (Commission File Number)	38-3412321 (IRS Employer Identification No.)

15 South Main Street Clarkston, Michigan (Address of principal executive office)	48326 (Zip Code)

Registrant’s telephone number, including area code: (248) 625-8585

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[   ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[   ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 8.01    Other Events

On November 30, 2004, Clarkston Financial Corporation issued a press release announcing the intention to form a new bank.

Section 9.01    Financial Statements and Exhibits

      (c)      Exhibit

                 99.1      Press Release Dated November 30, 2004.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 30, 2004	CLARKSTON FINANCIAL CORPORATION (Registrant) By: /s/ J. Grant Smith J. Grant Smith Chief Financial Officer

EXHIBIT INDEX

      99.1    Press Release Dated November 30, 2004

EXHIBIT 99.1

Clarkston Financial Corporation to Launch New Bank in Milford; Huron Valley State Bank Expected to Open July 2005

        CLARKSTON, Mich., Nov. 30 /PRNewswire-FirstCall/ — Clarkston Financial Corporation (OTC Bulletin Board: CKSB), the holding company for Clarkston State Bank, plans to open a new bank in Milford, Mich. in July 2005, Edwin L. Adler, Board Chairman, announced today.

        Clarkston Financial Corporation is the holding company for Clarkston State Bank, a full service community bank that opened for business in January 1999, and now operates four branches in Clarkston, Waterford and Independence Township, Michigan. A fifth branch is set to open in Independence Township in mid-December.

        The de novo bank (a Michigan banking corporation to be formed) will be called Huron Valley State Bank. The opening of the new bank is subject to regulatory approval and a charter application was filed today. Huron Valley State Bank will replace a Loan Production Office that Clarkston State Bank opened earlier this month. The address is 525 North Main Street, Suite 260, Milford, Mich., 48381.

        Huron Valley State Bank will be a full service community bank, offering a broad array of loan and deposit products for consumers and area businesses. The bank will offer a wide range of services for small and medium-sized businesses, which the bank believes have been neglected from a service standpoint with the numerous bank mergers and acquisitions over the past decade.

        The new bank, which is expected to have approximately eight employees, plans to serve the Village of Milford, Milford Township, Commerce Township, White Lake Township, Highland Township and Hartland Township.

        David H. Blossey, 50, will serve as a director, President, and CEO. Mr. Blossey has more than 20 years of banking experience in Michigan, including senior-management positions with Chemical Bank & Trust, Republic Bancorp, and First of America.

        The Bank’s board will be dominated by local business leaders, including: Thomas E. Callan, a real-estate broker and investor who owns the Milford Coldwell Banker real-estate franchise, and is a member of the Milford Downtown Development Authority Board; Christina Hamill, a local CPA practitioner and former director of Tax for the Detroit office of accounting and consulting firm Ernest and Young; Jeffrey Heyn, a real-estate investor who serves on the Milford Downtown Development Authority Board and Village of Milford Parking Commission; Christopher Smith, a Milford attorney and past president of the City Council of the Village of Milford; Lyle Tyler, a real-estate investor who is active in the Milford community and past president of the Milford Chamber of Commerce; Bruce H. McIntyre, a local businessman; Marc Weinbaum, an attorney and executive vice president of a commercial real-estate-development firm, and a member of the Milford Downtown Development Authority Board; and John H. Welker, CEO of Milford-based Numatics Corp, and a director of Clarkston State Bank.

        The new Bank is expected to be capitalized with $8 million. Clarkston Financial Corporation will contribute approximately $4.4 million to the new Bank and will own 55% of the 800,000 common shares to be issued. The balance of the capital, approximately $3.6 million, is expected to be raised in a private offering to area investors, bank directors and employees, and others, at an expected price of $10 per common share. The offering is expected in the first quarter of 2005.

        Mr. Adler said, “It’s an honor and privilege to become part of the Milford and Huron Valley communities. Our goal is to restore community banking — with local ownership, local control and local decision-making — in the same way that we were able to accomplish this in Clarkston. In Clarkston, consumers and businesses have genuinely accepted us because of our straightforwardness, commitment to the community, competitive products and services, and the quality of our people.”

        Mr. Blossey added, “We will staff-up and work especially hard to meet the banking needs of small and medium-sized companies, which are the commercial bedrock of communities such as Clarkston and Milford. This is a tremendous opportunity for our team and we are excited about being a part of the community.”

        This press release is not an offer to sell or a solicitation of an offer to purchase securities. Securities may be offered only pursuant to an offering memorandum. Offers and sales will be made only in those jurisdictions where such offers and sales are permitted under applicable law.

        Safe Harbor. This news release contains comments or information that constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and which involve risks and uncertainties. Actual results may differ materially from those discussed in the forward-looking statements. The organization and opening of Huron Valley State Bank is subject to all required regulatory approvals, including approval of the Federal Deposit Insurance Corporation and the approval of the State of Michigan Office of Financial and Insurance Services. Factors that might cause results to differ include those factors included in the Corporation’s filings with the Securities and Exchange Commission and available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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